Exhibit 10.13

VERIZON COMMUNICATIONS INC.

SHORT-TERM INCENTIVE PLAN

ARTICLE 1. ESTABLISHMENT, OBJECTIVES, AND DURATION

1.1 ESTABLISHMENT OF THE PLAN. Verizon Communications Inc., a Delaware corporation (the “Company”), hereby establishes an incentive compensation plan to be known as the “Verizon Communications Inc. Short-Term Incentive Plan” (the “Plan”), as set forth herein and as it may be amended from time to time.

The Plan shall become effective as of the date the Company’s shareholders first approve the Plan (the “Effective Date”), and shall remain in effect as provided in Section 1.3 hereof.

1.2 OBJECTIVES OF THE PLAN. The primary objective of the Plan is to facilitate the Company’s ability to achieve its short-term financial and operating goals by offering key Employees annual incentives. Under the Plan, Awards are made based on Participants’ achievement of key goals at the corporate, business unit, and/or individual level.

1.3 DURATION OF THE PLAN. The Plan shall commence on the Effective Date and shall remain in effect, subject to the right of the Committee to amend or terminate the Plan at any time pursuant to Article 10 hereof, until the close of business on the date of the Company’s annual meeting of shareholders in the year 2011, at which time the right to grant Awards under the Plan shall terminate.

ARTICLE 2. DEFINITIONS

Whenever the following terms are used in the Plan, with their initial letter(s) capitalized, they shall have the meanings set forth below:

2.1 “AVERAGE COMMON SHAREHOLDERS’ EQUITY” means the sum of month-end common shareholders’ equity determined in accordance with generally accepted accounting principles for the period from December 31 of the preceding Plan Year to December 31 of the current Plan Year, divided by thirteen (13). Common shareholders’ equity shall be adjusted to exclude the after-tax effect of (a) losses from business combinations, (b) losses from discontinued operations (including loss on disposal of a line of business or class of customer), (c) losses from changes in accounting principles, (d) extraordinary losses, (e) restructuring charges, and (f) losses from changes in tax law. Items (a) through (f) shall be determined in accordance with generally accepted accounting principles and as disclosed in the Company’s annual consolidated financial statements.

2.2 “AWARD” means an award described in Article 5 hereof.

2.3 “AWARD POOL” means, with respect to a Plan Year, five percent (5%) of CNI for the Plan Year, disregarding any CNI in excess of $5 billion.

2.4 “BENEFICIAL OWNER” or “BENEFICIAL OWNERSHIP” shall have the meaning ascribed to such term in Rule 13d-3 of the General Rules and Regulations under the Exchange Act, as amended from time to time, or any successor rule.

2.5 “BOARD” or “BOARD OF DIRECTORS” means the Board of Directors of the Company.

2.6 “CHANGE IN CONTROL” means a change in control of the Company of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Exchange Act, whether or not the Company is then subject to such reporting requirement; provided that, without limitation, such a Change in Control shall be deemed to have occurred if:

(a) Any Person becomes a Beneficial Owner of shares of one or more classes of stock of the Company representing twenty percent (20%) or more of the total voting power of the Company’s then outstanding voting stock; or

(b) The Company and any Person consummate a merger, consolidation, reorganization, or other business combination; or

(c) The Board adopts resolutions authorizing the liquidation or dissolution, or sale to any Person of all or substantially all of the assets, of the Company.

Notwithstanding the provisions of Section 2.6(a), (b), and (c) hereof, a Change in Control shall not occur if:

(i) The Company’s voting stock outstanding immediately before the consummation of the transaction will represent no less than forty-five percent (45%) of the combined voting power entitled to vote for the election of directors of the surviving parent corporation immediately following the consummation of the transaction; and

(ii) Members of the Incumbent Board will constitute at least one-half of the board of directors of the surviving parent corporation; and

(iii) The Chief Executive Officer or co-Chief Executive Officer of the Company will be the chief executive officer or co-chief executive officer of the surviving parent corporation; and

(iv) The headquarters of the surviving parent corporation will be located in New York, New York.

For the purposes of this Section 2.6, “Person” means any corporation, partnership, firm, joint venture, association, individual, trust, or other entity, but does not include the Company or any of its wholly-owned or majority-owned subsidiaries, employee benefit plans, or related trusts; and “Incumbent Board” means those persons who either (A) have been members of the Board of Directors of the Company since June 30, 2000, or (B) are new Directors whose election by the Board of Directors or nomination for election by the shareholders of the Company was approved by a vote of at least three-fourths of the members of the Incumbent Board then in office who either were Directors described in clause (A) hereof or whose election or nomination for election was previously so approved, but shall not include any Director elected as a result of an actual or threatened solicitation of proxies by any Person.

2.7 “CODE” means the Internal Revenue Code of 1986, as amended from time to time.

2.8 “COMMITTEE” means the Human Resources Committee of the Board or any other committee appointed by the Board to administer the Plan and Awards to Participants hereunder, as specified in Article 3 hereof.

2.9 “COMPANY” means Verizon Communications Inc., a Delaware corporation, and any successor thereto as provided in Article 12 hereof.

2.10 “CONSOLIDATED NET INCOME” or “CNI” means the Company’s net income reported in the Company’s annual consolidated financial statements for the Plan Year, adjusted to exclude the after-tax effect of (a) losses from business combinations, (b) losses from discontinued operations (including loss on disposal of a line of business or class of customer), (c) losses from changes in accounting principles, (d) extraordinary losses, (e) restructuring charges, and (f) losses from changes in tax law. Items (a) through (f) shall be determined in accordance with generally accepted accounting principles and as disclosed in the Company’s annual consolidated financial statements.

2.11 “DIRECTOR” means any individual who is a member of the Board.

2.12 “EFFECTIVE DATE” shall have the meaning ascribed to such term in Section 1.1 hereof.

2.13 “EMPLOYEE” means any employee of the Company or of a Subsidiary. Directors who are employed by the Company or by a Subsidiary shall be considered Employees under the Plan.

2.14 “EXCHANGE ACT” means the Securities Exchange Act of 1934, as amended from time to time, or any successor statute.

2.15 “INSIDER” means an individual who is, on the relevant date, subject to the reporting requirements of Section 16(a) of the Exchange Act.

2.16 “PARTICIPANT” means a key Employee who has been selected to receive an Award or who holds an outstanding Award.

2.17 “PERFORMANCE-BASED EXCEPTION” means the performance-based exception from the tax deductibility limitation imposed by Code Section 162(m), as set forth in Code Section 162(m)(4)(C).

2.18 “PLAN” means the Verizon Communications Inc. Short-Term Incentive Plan, as set forth herein and as it may be amended from time to time.

2.19 “PLAN YEAR” means the calendar year.

2.20 “RETURN ON EQUITY” or “ROE” means CNI divided by Average Common Shareholders’ Equity for the Company.

2.21 “SUBSIDIARY” means (a) a corporation, partnership, joint venture, or other entity in which the Company has an ownership interest of at least fifty percent (50%), and (b) a corporation, partnership, joint venture, or other entity in which the Company holds an ownership interest of less than fifty percent (50%) but which, in the discretion of the Committee, is treated as a Subsidiary for purposes of the Plan.

ARTICLE 3. ADMINISTRATION

3.1 GENERAL. Except as otherwise determined by the Board in its discretion, the Plan shall be administered by the Committee, which shall consist exclusively of two (2) or more nonemployee directors within the meaning of the rules promulgated by the Securities and Exchange Commission under Section 16 of the Exchange Act who also qualify as outside directors within the meaning of Code Section 162(m) and the related regulations under the Code. The members of the Committee shall be appointed from time to time by, and shall serve at the discretion of, the Board. The Committee shall have the authority to delegate administrative duties to officers or Directors of the Company; provided that the Committee may not delegate its authority with respect to (a) non-ministerial actions with respect to Insiders; (b) non-ministerial actions with respect to Awards that are intended to qualify for the Performance-Based Exception; and (c) certifying that any performance goals and other material terms attributable to Awards intended to qualify for the Performance-Based Exception have been satisfied.

3.2 AUTHORITY OF THE COMMITTEE. Except as limited by law or by the Certificate of Incorporation or Bylaws of the Company, and subject to the provisions hereof, the Committee in its discretion shall select the key Employees who participate in the Plan; determine the sizes and types of Awards; determine the terms and conditions of Awards in a manner consistent with the Plan; construe and interpret the Plan and any Award, document, or instrument issued under the Plan; establish, amend, or waive rules and regulations for the Plan’s administration; and (subject to the provisions of Article 10 hereof) amend the terms and conditions of any outstanding Award as provided in the Plan. Further, the Committee shall make all other determinations that may be necessary or advisable for the administration of the Plan.

3.3 DECISIONS BINDING. All determinations and decisions made by the Committee pursuant to the provisions of the Plan and all related orders and resolutions of the Committee shall be final, conclusive and binding on all persons, including the Company, its shareholders, Directors, Employees, Participants, and their estates and beneficiaries.

3.4 PERFORMANCE-BASED AWARDS. For purposes of the Plan, it shall be presumed, unless the Committee indicates to the contrary, that all Awards are intended to qualify for the Performance-Based Exception. If the Committee does not intend an Award to qualify for the Performance-Based Exception, the Committee shall reflect its intent in its records in such manner as the Committee determines to be appropriate.

ARTICLE 4. ELIGIBILITY AND PARTICIPATION

4.1 ELIGIBILITY. All key Employees are eligible to participate in the Plan.

4.2 ACTUAL PARTICIPATION. Subject to the provisions of the Plan, the Committee may, from time to time, select from all eligible Employees those to whom Awards shall be granted and shall determine the nature and amount of each Award.

ARTICLE 5. AWARDS

5.1 GRANT OF AWARDS. All Awards under the Plan shall be granted upon terms approved by the Committee. However, no Award shall be inconsistent with the terms of the Plan or fail to satisfy the requirements of applicable law. Each Award shall relate to a designated Plan Year.

5.2 CONTINGENT ON ROE. A payment shall be made with respect to an Award for a Plan Year only if the ROE for the Plan Year exceeds eight percent (8%).

5.3 AWARD POOL LIMITATION. The sum of the Awards for a single Plan Year shall not exceed the amount in the Award Pool for that Plan Year.

5.4 MAXIMUM AWARDS. A Participant’s maximum Award for a Plan Year shall depend on the Participant’s annual base salary on the last day of the Plan Year in relation to the annual base salary of the other employees of the Company and the Subsidiaries, as determined in accordance with the following table (so that in the case of a Participant described in the left-hand column of the table, the maximum Award for a Plan Year shall be equal to the percentage of the Award Pool prescribed by the right-hand column of the table for that Plan Year):

SALARY POSITION	PERCENTAGE OF AWARD POOL
Highest & 2nd paid	3.50%
3rd & 4th highest paid	2.50%
5th & 6th highest paid	1.25%
7th through 25th paid	.85%

For purposes of this Section 5.4, if two Participants have the same annual base salary, the Participant with the greater seniority shall be deemed to have the higher annual base salary. If a Participant’s base salary does not fall within one of the categories described in the foregoing table, the Participant’s maximum Award for the Plan Year shall be less than one-half of one percent (.50%) of the Award Pool for that Plan Year, as determined by the Committee. The total amount of the maximum Awards for any Plan Year shall not exceed one hundred percent (100%) of the Award Pool for that Plan Year.

5.5 LIMITATIONS ON COMMITTEE DISCRETION. The Committee may reduce, but may not increase, any of the following:

(i) the maximum Award for any Participant,

(ii) the size of the Award Pool, and

(iii) the CNI for a Plan Year.

5.6 PAYMENT. (a) Unless otherwise determined by the Committee, in its discretion, a Participant shall have no right to receive a payment under an Award for a Plan Year unless the Participant is employed by the Company or a Subsidiary at all times during the Plan Year.

(b) The Committee may, in its discretion, authorize payment to a Participant of less than the Participant’s maximum Award and may provide that a Participant shall not receive any payment with respect to an Award. In exercising its discretion, the Committee shall take into account such factors as it considers appropriate. The Committee’s decision shall be final and binding upon any person claiming a right to a payment under the Plan.

(c) Payments of Awards shall be in cash and shall be made on a date prescribed by the Committee, unless the Participant has elected to defer payment in accordance with the rules and regulations of the deferral plan in which the Participant is eligible for.

ARTICLE 6. BENEFICIARY DESIGNATION

Each Participant may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under the Plan is to be paid in case of the Participant’s death before the Participant receives any or all of such benefit. Each such designation shall revoke all prior designations by the same Participant with respect to such benefit, shall be in a form prescribed by the Company, and shall be effective only when filed by the Participant in writing with the Company during the Participant’s lifetime. In the absence of any such designation, any benefits remaining unpaid under the Plan at the Participant’s death shall be paid to the Participant’s estate.

ARTICLE 7. DEFERRALS

The Committee may permit or require a Participant to defer such Participant’s receipt of the payment of cash that would otherwise be due to such Participant in connection with any Awards. If any such deferral is required or permitted, it shall be in accordance with the rules and regulations of the deferral plan for which the Participant is eligible or, if no such plan exists, in accordance with the rules and regulations established by the Committee.

ARTICLE 8. NO RIGHT TO EMPLOYMENT OR PARTICIPATION

8.1 EMPLOYMENT. The Plan shall not interfere with or limit in any way the right of the Company or of any Subsidiary to terminate any Participant’s employment at any time, and the Plan shall not confer upon any Participant the right to continue in the employ of the Company or of any Subsidiary.

8.2 PARTICIPATION. No Employee shall have the right to be selected to receive an Award or, having been so selected, to be selected to receive a future Award.

ARTICLE 9. CHANGE IN CONTROL

9.1 OUTSTANDING AWARDS. (a) Notwithstanding any contrary terms, conditions, or provisions of the Plan or any Award, upon a Change in Control, all then-outstanding Awards (determined on the basis of the assumption that the relevant performance targets have been achieved) under the Plan shall become immediately nonforfeitable and payable at the normal payment date established by the Committee before the Change in Control unless the Participant elects to defer receipt of the Award in accordance with the deferral regulations under the Plan, and any provision requiring a Participant to be employed on the last day of the Plan Year in order to receive an Award shall be waived. If the Participant’s Award is based on a performance percentage, his Award for the Plan Year in which a Change in Control occurs and for any earlier Plan Year for which the Participant’s Award has not been determined at the time the Change in Control occurs shall be determined by using a performance percentage that is not less than the Participant’s target percentage under the Plan for the Plan Year immediately preceding the year in which the Change in Control occurs. If the Participant is involuntarily terminated without cause following a Change of Control, he shall be entitled to receive a pro-rated Award based on the number of full months of service he worked in the year that the Change in Control occurred.

(b) Upon or after a Change in Control, the Committee may not under any circumstances change any determination of the basis on which any previously granted Awards shall be measured or paid or change any other terms, conditions or provisions affecting any previously granted Awards, if the change would reduce or adversely affect the Award or the Participant’s rights thereto.

(c) Without limiting the provisions of Section 9.1(a) and (b) hereof, the Committee may, in its discretion, include in an Award provisions that the Committee considers to be appropriate to assure fair and equitable treatment of the Participant or a beneficiary in the event of a Change in Control, including, but not limited to, provisions that:

(i) accelerate the time period for purposes of vesting in, or realizing gain from, any Award; and

(ii) make adjustments or modifications to an Award that the Committee deems appropriate to maintain and protect the rights and interests of the Participant or a beneficiary following a Change in Control.

Any such action by the Committee shall be conclusive and binding on the Company, Participants, beneficiaries, and all other parties.

9.2 POOLING OF INTERESTS ACCOUNTING. Notwithstanding any other provision of the Plan to the contrary, if the consummation of a Change in Control or other transaction is contingent on using pooling of interests accounting methodology, the Committee may take any action necessary to preserve the use of pooling of interests accounting (including, but not limited to, rescinding any Award).

ARTICLE 10. AMENDMENT, MODIFICATION, AND TERMINATION

10.1 AMENDMENT, MODIFICATION, AND TERMINATION. Subject to the terms of the Plan, the Committee may at any time and from time to time, alter, amend, suspend, or terminate the Plan in whole or in part; provided that unless the Committee specifically provides otherwise, any revision or amendment that would cause the Plan to fail to comply with any requirement of applicable law, regulation, or rule if such amendment were not approved by the shareholders of the Company shall not be effective unless and until shareholder approval is obtained.

10.2 CERTAIN UNUSUAL OR NONRECURRING EVENTS. The Committee may make adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events affecting the Company or the financial statements of the Company, or of changes in applicable laws, regulations, or accounting principles, whenever the Committee determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan; provided that the Committee shall not be authorized to adjust an Award that the Committee intends to qualify for the Performance-Based Exception if such adjustment (or the authority to make such adjustment) would prevent the Award from qualifying for the Performance-Based Exception.

10.3 AWARDS PREVIOUSLY GRANTED. Notwithstanding any other provision of the Plan to the contrary (but subject to Sections 1.1 and 9.2 hereof), no termination, amendment, or modification of the Plan shall cause any previously granted Awards to be forfeited. After the termination of the Plan, any previously granted Award shall remain in effect and shall continue to be governed by the terms of the Plan and the Award.

ARTICLE 11. WITHHOLDING

The Company and its Subsidiaries shall have the power and the right to deduct or withhold, or to require a Participant to remit to the Company or to a Subsidiary, an amount that the Company or a Subsidiary reasonably determines to be required to comply with federal, state, local, or foreign tax withholding requirements.

ARTICLE 12. SUCCESSORS

All obligations of the Company under the Plan with respect to Awards granted hereunder shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

ARTICLE 13. LEGAL CONSTRUCTION

13.1 GENDER AND NUMBER. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine; any feminine term used herein also shall include the masculine; and the plural shall include the singular and the singular shall include the plural.

13.2 SEVERABILITY. If any provision of the Plan shall be held illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

13.3 REQUIREMENTS OF LAW. The granting of Awards under the Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies as may be required.

13.4 GOVERNING LAW. The Plan and all Awards shall be construed in accordance with and governed by the laws of the State of Delaware (without regard to the legislative or judicial conflict of laws rules of any state), except to the extent superseded by federal law.